Exhibit 5.2

1180 Peachtree Street Atlanta, Georgia 30309 Phone: 404/572-4600 www.kslaw.com

July 16, 2012

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Beazer Homes USA, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 4,600,000 7.50% Tangible Equity Units (the “Units”) of the Company, including 600,000 Units that may be issued pursuant to the option granted to the Underwriters to purchase up to an additional 600,000 Units to cover over-allotments. The Units will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-172483) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated June 20, 2011 (the “Base Prospectus”), and the prospectus supplement relating to the Units, dated July 10, 2012 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference in the Registration Statement.

Each Unit is comprised of a prepaid stock purchase contract (each, a “Purchase Contract”) and a senior amortizing note (each, a “Note”) issued by the Company. The Units and the Purchase Contracts will be issued pursuant to the Purchase Contract Agreement, dated as of July 16, 2012 (the “Purchase Contract Agreement”), by and between the Company and U.S. Bank National Association (“U.S. Bank”), as trustee and purchase contract agent. The Company will issue shares of its common stock, par value $0.001 per share (the “Common Stock”), upon the settlement of the Purchase Contracts (the “Issuable Common Stock”). The Notes will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between the Company and U.S.

Beazer Homes USA, Inc.

July 16, 2012

Bank, as trustee, as supplemented by the Sixteenth Supplemental Indenture, dated as of July 16, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments, including the Registration Statement, the Prospectus, the Purchase Contract Agreement and the Indenture, as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates of officers of the Company.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing examination, we are of the opinion that:

1.	The Units and Purchase Contracts, upon proper execution, delivery and authentication in accordance with the provisions of the Purchase Contract Agreement, when issued by you in the manner contemplated by the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their respective terms and the terms of the Purchase Contract Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance;

2.

The Notes, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture when issued by you in the manner contemplated by the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general

Beazer Homes USA, Inc.

July 16, 2012

applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance; and

3.	The shares of Issuable Common Stock, when issued upon settlement of the Purchase Contracts and in accordance with the terms of the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and the Prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ King & Spalding LLP